ADMINISTRATIVE SERVICES AGREEMENT


American Capitol Insurance Company, hereinafter referred to as "Administrator," and Universal Life Insurance Company, hereinafter referred to as "Client," agree as follows:

1. Except as provided below for an initial period of time referred to herein as the "Transition Period," during the term of this agreement ("Agreement"), Administrator will perform for Client in respect to Client's "Policies" (defined below) the policy administration and data processing services hereinafter designated in this Agreement and exhibits attached hereto and made a part hereof for all purposes. The parties acknowledge that the parties have entered into a coinsurance agreement effective January 1, 1998 ("Coinsurance Agreement") which agreement is incorporated herein by reference thereto for all purposes, whereby Administrator (a life insurance company) has coinsured 100% of the Policy Obligations (as defined in the Coinsurance Agreement) of all of Client's individual life insurance policies in force as of December 31, 1997 ("Policies" as defined in the Coinsurance Agreement) as set forth in the Coinsurance Agreement, and that the purpose of this Agreement is to provide for the administration of the Polices by Administrator for Client. This Agreement does not involve marketing of new policies or adding other polices that would be subject to this Agreement. The Commissioner of Commerce and Insurance for the State of Tennessee shall be referred to herein as the "Commissioner."

2. Client shall designate the person or persons to whom Administrator will report. Client will keep Administrator informed of its corporate policy and changes in policy to enable Administrator to carry out the subject services for Client in an efficient manner. Client shall appoint one or more of Administrator's officers as its attorney-in-fact to act for Client in performing routine functions in the course of administering the Policies and performing data processing services as called for by this Agreement.

3. Following the "Transition Period" as hereinafter defined, Administrator shall maintain at its principal administrative office for the duration of this Agreement and five (5) years thereafter adequate books and records of all transactions between Administrator, Client and the insureds ("Transaction Information"), and shall safeguard all such Transaction Information in confidence to the same extent that Administrator safeguards comparable information relating to its own business, provided, however, if such Transaction Information is available to the general public, is known or in the possession of Administrator prior to the date of this Agreement, or is known or in the possession of Administrator prior to actual receipt by Administrator of such Transaction Information from Client or is obtained from third parties, Administrator shall bear no responsibility for its disclosure, inadvertently or otherwise. Notwithstanding anything to the contrary herein contained, the Commissioner may use any such Transaction Information in any proceedings instituted against Administrator, and Client shall retain the right to continuing access to such books and records of Administrator sufficient to permit Client to fulfill all of its contractual obligations to insured persons.

4. Client agrees that it will assign, convey, transfer and deliver at the end of the Transition Period to Reinsurer its data processing hardware and license its software as more fully set forth in the Coinsurance Agreement. All hardware and software relating to the subject services furnished, owned, licensed or developed by Administrator during the term of this Agreement and at any time thereafter shall be and remain the sole property of Administrator.

5. In the event of termination of this Agreement, Administrator may, at its option, retain any property or data in its possession that belongs to Client until all sums due Administrator pursuant to this Agreement are paid, including such additional charges as may be determined by Administrator and Client to be reasonable and necessary to effect an orderly termination of the work and services then being performed by Administrator and to assure and protect the orderly and timely perpetuation of Client's business as affected by such work and services. Upon termination of this Agreement, Client shall instruct Administrator in writing prior to such termination as to the disposition of all such property or data.

6. Administrator (or Client during the Transition Period) shall use due care and diligence in performing the work and services to be performed hereunder and agrees that it will correct any errors which are caused solely by Administrator, its authorized agents, employees, programs, or data processing equipment, and its liability for such errors shall be limited to the correction of same within a reasonable time as full compensation for any and all damages which may result from such error or errors and, in any event, the liability of Administrator to Client or any other party for any and all losses or damages directly or indirectly arising out of this Agreement, or the performance hereof, shall not exceed the task of performing the correction of such error or errors giving rise to such loss or damages and it is hereby stipulated that such amount shall constitute an agreed amount of liquidated damages for such losses and damages. The parties acknowledge that Administrator has certain liabilities in respect to the subject Policies in its capacity as Reinsurer under the Coinsurance Agreement and, except as hereinabove stated, Administrator shall not incur any additional liability by virtue of its role and responsibilities as Administrator pursuant to this Agreement.

7. Administrator shall perform the subject administrative services at no charge, it being understood that Administrator's charges have been incorporated in the consideration involved in the Coinsurance Agreement. The charges hereinafter set forth in Exhibit C attached hereto shall be paid to Client for performing the administrative services during the Transition Period, as set forth below and in the Coinsurance Agreement.

8. Each party agrees that in the event of default in any of the covenants or agreements contained herein and in any exhibit or exhibits attached hereto or made a part hereof, the defaulting party will pay all costs and expenses of enforcement or collection, including reasonable attorney's fees, which may arise or accrue as a result thereof.

9. This Agreement may not be terminated by either party during the existence of the Coinsurance Agreement and shall automatically terminate if and when such Coinsurance Agreement terminates, unless the parties agree otherwise in writing.

10. Beginning on the Effective Date hereof, there shall be a transition period during which the Policies, which are currently being serviced exclusively by Client, shall continue to be serviced exclusively by Client ("Transition Period"). During such Transition Period Client shall provide all of the services in respect to the Policies that are required by this Agreement to be provided by Administrator, and Client shall provide to Administrator all of the financial interface and financial reports in respect to the Policies that Administrator is required to furnish to Client during the term of this Agreement following the Transition Period. More specifically, Client is to provide to Administrator on a timely basis the financial information relating to the subject Policies sufficient to enable Administrator to complete reporting requirements of the various state insurance departments in its role as Reinsurer under the Coinsurance Agreement and to complete applicable miscellaneous reporting forms as required by the states. During the Transition Period, Client shall perform the billing and collection called for in the "BILLING/COLLECTION" section below and remit to Administrator all premiums and other payments collected or received by Client in respect to the Policies. On or about the "Transition Period Termination Date" (defined below), Administrator shall give written notice to the holders of the Policies to the effect that future premiums and other payments shall be addressed to Administrator's home office address. During the Transition Period, Administrator shall pay to Client 100% of the fees set forth in Schedule C for each month that Client provides the subject administrative services, which payment shall be made by crediting such amount to Client in the Monthly Cash Settlement called for in the Coinsurance Agreement. The Transition Period shall begin on the Effective Date of this Agreement and shall end at the close of business on June 30, 1998 (the "Transition Period Termination Date"). The transfers to be made by Client to Administrator as set forth as Client's Responsibilities in items 3 and 4 under "Management" below shall be made on the Transition Period Termination Date. During the Transition Period, Client shall provide assistance and opportunity for Administrator to observe, investigate, and analyze Client's procedures, methods, policies, documents, equipment, systems and other ways and means by which servicing is provided in respect to the Policies and the operations of the data processing activities, and Client shall fully share with and inform Administrator of its procedures, methods, policies, documents, equipment, systems and other ways and means used by Client to perform such services, including Client's progress and plans for completing the conversion of its data processing from its main frame data processing system to its Unisys system. During the Transition Period Client shall complete the documentation called for by item 3 under "Management" below. Administrator shall be allowed the opportunity to interview Client's personnel involved in the subject services and to make offers of employment and/or consultation to such personnel, and to make employment and consulting arrangements with such personnel to the extent approved by Client, provided, however, Administrator shall not unduly interfere with the work responsibilities of such personnel nor attempt to terminate the employment relationship between Client and such personnel prior to the Transition Period Termination Date. During the Transition Period, Client shall be responsible for processing the work involved in the subject services on a current basis and to maintain personnel responsible for such work at current levels, if necessary, to assure that the work is maintained on a current basis, even if this involves hiring employees on a short term and/or temporary basis to maintain such personnel at current levels (notwithstanding the fact that a period of transition such as the subject one may involve personnel turnover and instability). Client and Administrator commit to cooperate with each other in a good faith effort to effect a smooth and effective transition so as to accomplish the needs of each party and to continue quality and orderly services to the holders of the Policies, and the maintaining of good systems and procedures customarily dedicated to that purpose.

11. Client warrants that it is duly authorized to enter into this Agreement and that Administrator has in no way caused or induced Client to breach any contracted obligation and Client agrees to indemnify and hold harmless Administrator from any claim or claims.

12. The parties hereto agree that each will comply with all applicable federal, state and local laws, the violation of which may adversely affect the performance of this Agreement.

13. This Agreement, the Coinsurance Agreement incorporated herein by reference, and the exhibits attached hereto and made a part hereof constitute the entire agreement of the parties on the subject of policy administration and data processing services, and supersedes all prior and contemporaneous agreements or understandings between the parties, whether written or oral. Any modifications or amendments hereof must be in writing signed by both parties.

14. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and legal representatives, and shall not be assigned by either party without the prior written consent of the other party.

15. If any failure to pay amounts due or to perform any other act required by this Agreement is unintentional and caused by oversight, Client and Administrator will adjust the situation to what it would have been had the oversight not occurred. Any amounts which are not paid when due shall bear interest at the rate of 10% per annum, compounded annually, until paid.

16. Client or Administrator, their respective employees or authorized representatives may audit, inspect and examine, during regular business hours, at the home office of Client or Administrator, as the case may be, provided that three working days advance written notice has been given to the other party, any and all books, records, statements, correspondence, reports, trust accounts and their related documents or other documents that relate to the Policies. The audited party agrees to provide a reasonable work space for such audit, inspection or examination and to cooperate fully and to faithfully disclose the existence of and produce any and all materials reasonably requested by such auditors, investigators, or examiners. The expense of the auditing party's employee(s) or authorized representative(s) engaged in such activities shall be borne solely by such auditing party, and the party being audited shall be entitled to reimbursement for expenses reasonably incurred by such audited party. The auditing party agrees to conduct such audit in a courteous, prompt, professional and reasonable manner, and to provide immediate written disclosure to the audited party of any discrepancy or variance (when compared to any previously reported information) discovered by the auditing party.

17. This Agreement is subject to and is to be interpreted in accordance with the laws of the State of Texas. Venue for any action, suit or other proceeding shall be exclusively in Harris County, Texas, or Shelby County, Tennessee. The parties agree to waive any other venue.

18. In the event that any provision or term of this Agreement shall be held by any court to be illegal or unenforceable, all of the other terms and provisions shall remain in full force and effect.

19. This Agreement shall be amended only by mutual consent and written agreement executed and delivered by the parties.

20. The representations, warranties, covenants and agreements respectively made by Client and Administrator in this Agreement shall survive the termination or expiration of this Agreement.

21. Any notices made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally (including overnight delivery service) or by facsimile transmission to the party to whom notice is given, or on the third day after mailing if mailed to the party to whom notice is to be given by certified mail, return receipt requested, and properly addressed as follows:

     If to Client:

          Universal Life Insurance Company
          Attn: Dr. Benjamin L. Hooks
          Chairman of the Board
          480 Linden Avenue
          Memphis, TN 38126

          FAX: (901) 528-8231

     With a copy to:

          Allan J. Wade, Esq.
          Twentieth Floor
          First Tennessee Building
          165 Madison Avenue
          Memphis, Tennessee 38103

          FAX: (901) 577-2303

     If to Administrator:

          American Capitol Insurance Company
          Attn:  William F. Guest, Chairman
          10555 Richmond Avenue
          Houston, Texas 77042

          FAX: (713) 953-7920

Any party to this Agreement may change the address to which notice is to be delivered to such party by delivering written notice to that effect to the other party in accordance herewith. Any document delivered via facsimile transmission shall be treated as the original for all purposes unless the original is substituted therefor.

22. The Parties agree that the drafting of this Agreement has been a joint effort and no special weight or presumption should arise in favor of or against either party based on whether one party or the other was more responsible for the drafting of this Agreement. Each party has consulted with its accounting, actuarial and legal advisers in respect to the negotiations and the drafting of this Agreement. Each party has read and understands this Agreement, and each party agrees that it shall not be entitled to claim a failure to understand the meaning or effect of this Agreement, or any part thereof, as a defense under any circumstances.

23. No party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party.

24. The parties agree that they will from time to time, upon the request of any other party and without further consideration, execute, acknowledge, and deliver in proper form any further instruments and take such other action as the other party may reasonably require in order to carry out effectively the intent of this Agreement.

25. Unless otherwise expressly provided in this Agreement, each party shall pay all of its own costs, fees, and expenses incurred or to be incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

26. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons or entities other than the parties to it and their respective successors and permitted assigns. In addition, nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third person or entity to any party to this Agreement or give any third person or entity any right of subrogation or action against any party to this Agreement.

27. The party for whose benefit a warranty, representation, covenant, or condition is intended may waive any inaccuracies in the warranties and representations contained in the Agreement or waive compliance with any of the covenants, warranties, or conditions contained herein and so waive performance of any of the obligations of the other party and any defaults under this Agreement, but to be effective any such waiver must be in writing signed by the party granting such waiver. A waiver shall not affect or impair, however, the waiving party's rights with respect to any other warranty, representation, or covenant or any default hereunder not specifically waived, nor shall any waiver constitute a continuing waiver.

28. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

29. Client and Administrator both expressly waive any right to trial by jury of any claim, demand, action or cause of action (a) arising under this Agreement or any other instrument or document executed or delivered in connection herewith, or (b) in any way connected or incident to the dealing of the parties hereto in connection with the transactions related hereto, in each case whether now existing or hereafter arising; and Client and Administrator both hereby agree and consent that any such claim, demand, actin or cause of action shall be decided by arbitration (pursuant to the Arbitration Agreement as set forth in the Coinsurance Agreement) and to the extent applicable by a court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of Client and Administrator to the waiver of the right to trial by jury.


30.  The Effective Date of this Agreement is January 1, 1998.

     IN TESTIMONY WHEREOF, Client and Administrator have caused this Agreement to be duly executed by their respective undersigned authorized officers, effective as of the Effective Date.





UNIVERSAL LIFE INSURANCE COMPANY

By:/s/Benjamin L. Hooks
   --------------------------------------------
     Benjamin L. Hooks
     Chairman of the Board of Directors

Witness:/s/Eldredge M. Williams
        ---------------------------------------
        Eldredge M. Williams, Executive Vice President


AMERICAN CAPITOL INSURANCE COMPANY

By:  /s/William F. Guest
     -------------------------------------------
     William F. Guest
     Chairman of the Board of Directors

Witness:/s/Dan R. Stites
        ----------------------------------------
          Dan R. Stites, Vice President

                                   EXHIBIT A


                                 MANAGEMENT


Client's responsibility shall be:

1. To provide from its Board of Directors or an Officer instructions regarding its corporate policy, products, growth and general operations of Client and such other instructions as are called for herein. To select and authorize one or more officers of Client to whom Administrator is to report and from whom Administrator is to receive instructions. To designate and appoint not less than two officers of Administrator to act as Client's attorney-in-fact to perform in Client's place and stead the routine policy transactions, such as claims payments and such other functions as the parties may deem appropriate.

2. Following the Transition Period, to provide financial interface and receive the financial reports from Administrator.

3. Prior to the Transition Period Termination Date, to provide Administrator with documentation regarding user (customer service personnel) procedures and data processing systems operations, such documentation to be reasonably sufficient to enable the performance of the respective services. (The parties acknowledge that the subject documentation is not adequate as of the effective date of this Agreement, that a Transition Period is called for in this Agreement before Administrator fully assumes the duties hereunder, and, accordingly, prior to the end of such Transition Period, Client will develop the documentation to a level of sufficiency specified in the preceding sentence.)

4. To transfer to Administrator on the Transition Period Termination Date all of the files, books and records, in paper, microfiche, electronic, and/or other format, required for, and customarily used by, Client in maintaining, recording and reporting the information and transactions pertaining to the Policies such that the Policies can be reasonably and accurately administered and serviced; and also to transfer to Administrator on the Transition Period Termination Date all of Client's data processing hardware and to license Client's software as provided in above and in the Coinsurance Agreement.

5. During the Transition Period, to provide financial information relating to the subject Policies sufficient to enable Administrator to complete requirements of the various state insurance departments, file premium tax, advertising and miscellaneous reporting obligations as required by the states.

Administrator's responsibilities shall be:

1. Following the Transition Period, to perform the subject services in keeping with corporate policy of Client as communicated by Client to Administrator, which shall be in keeping with the standards customarily observed by Client prior to the transfer of responsibilities to Administrator as herein provided.

2. Following the Transition Period, to provide financial information relating to the subject Policies sufficient to enable Client to complete requirements of the various state insurance departments, file premium tax, advertising and miscellaneous reporting obligations as required by the states.

3. During the Transition Period, to provide financial interface and receive the financial reports from Client.

MARKETING

No new policies shall be added to this Agreement.

UNDERWRITING/ISSUE

Client's responsibility shall be:

Following the Transition Period, to set underwriting standards and guidelines as conditions for reinstatement of policies that are eligible for reinstatement.

Administrator's responsibility shall be:

Following the Transition Period, to reinstate policies consistent with underwriting standards and guidelines provided by Client.

CLAIMS SERVICE

Client's responsibilities shall be:

During the Transition Period, to perform the responsibilities of Administrator as set forth below. Following the Transition Period, to inform Administrator of its claims-paying policies and guidelines respecting routine claims processing. To issue instructions to Administrator in respect to claims that are other than routine or in respect to which Administrator requests instructions. To inform Administrator on a timely basis of all notices of claims when notice thereof is not sent directly to Administrator. To pay to Administrator any claims or portions of claims that Administrator is required to pay in respect to the Policies that are not within the scope of the Policy Obligations.

Administrator's responsibility shall be:

Following the Transition Period, to verify and pay all claims in accordance with the terms and conditions of the Policies and Client's policies, guidelines and, when applicable, instructions.

POLICYHOLDER SERVICE

Client's Responsibilities shall be:

During the Transition Period, to perform the responsibilities of Administrator as set forth below. Following the Transition Period, to inform Administrator of its policies and guidelines respecting routine policyholder service. To issue instructions to Administrator in respect to policyholder service matters that are other than routine or in respect to which Administrator requests instructions. To inform Administrator on a timely basis of all communications received from policyholders when such communication is not received directly by Administrator.

Administrator's Responsibility shall be:

Following the Transition Period, to answer and process all inquiries received, including cash surrenders, policy loans, reinstatement requests and policy changes, in keeping with Client's guidelines.

BILLING/COLLECTION

Client's responsibility shall be:

During the Transition Period, to perform the responsibilities of Administrator as set forth below, and to keep copies of all records of such premiums and other receipts and claims payments and policy loans in respect to such Policies and make available to Administrator upon Administrator's request such copies pertaining to all such premiums and other receipts and claims payments and policy loans. In respect to the holders of Policies that customarily receive the service of premium collection at their homes or other designated places of premium collection, during the Transition Period Client may continue or discontinue (in its sole discretion, and without compensation for same) causing its agents to collect premiums from such policyholders, but premiums shall not be accepted by Client or its agents in respect to Policies that have lapsed without prior written approval by Administrator. Client shall remit all collected premiums and other payments to Administrator as the Reinsurer under the Coinsurance Agreement.

Administrator's responsibilities:

Following the Transition Period, to provide billing notices either through pre-authorized check, coupons, or direct bills for modal premiums when due. To collect and deposit in Client's account all premiums received and to reconcile on a daily basis premium collections and deposits as received by Administrator. In this regard, Client hereby authorizes Administrator to establish one or more bank accounts in the name of Client in respect to which Administrator's officers are hereby authorized to sign and transact business in the same manner that it operates banking accounts in its own name. Client will provide in a timely manner appropriate resolutions by its Board of Directors and certifications by its officers to facilitate the above. Client and Administrator acknowledge that the subject Policies are co-insured 100% by Administrator and that all premiums and other payments received in respect to the subject Policies belong to Administrator as more fully set forth in the Coinsurance Agreement. Accordingly, all such premiums and other receipts to which Administrator is entitled may be allocated directly to Administrator. Administrator shall keep copies of all records of such premiums and other receipts, claims payments and other payments in respect to such Policies and shall make available to Client upon Client's request such copies pertaining to all such premiums and other receipts and claims payments. Claims payments shall be paid on drafts of and as authorized by Client. On or about the time of the Transition Period Termination Date, Administrator shall provide written notice to Client and to insured individuals advising them of the identity of and relationship among Administrator, the policyholder and Client. In respect to collected funds, Administrator shall identify and state separately in writing to the person paying to Administrator any charge or premium for insurance coverage the amount of any charge or premium specified by Client for such insurance coverage.

Monthly Cash Settlement

Client's responsibility shall be:

During the Transition Period, to prepare and send to Administrator the Monthly Cash Settlement which Administrator (following the Transition Period) is required to prepare and send to Client as set forth in the Coinsurance Agreement, and to make remittances to Administrator as called for therein, or to receive remittances from Administrator as called for therein, as the case may be. Following the Transition Period, to receive and review promptly the Monthly Cash Settlement provided by Administrator as set forth in the Coinsurance Agreement, and to report in writing to Administrator any errors or matters in respect to which Client disagrees or disapproves within 30 days following receipt thereof; and to receive remittances called for therein, or to make payments to Administrator as called for therein, as the case may be.

Administrator's responsibility shall be:

During the Transition Period, to receive and review promptly the Monthly Cash Settlement provided by Administrator as set forth in the Coinsurance Agreement, and to report in writing to Client any errors or matters in respect to which Administrator disagrees or disapproves within 30 days following receipt thereof; and to receive remittances called for therein, or to make payments to Administrator as called for therein, as the case may be. Following the Transition Period, to prepare and send to Client the Monthly Cash Settlement as set forth in the Coinsurance Agreement, and to make remittances to Client as called for therein, or to receive remittances from Client as called for therein, as the case may be.

INVESTMENTS

Client's responsibility shall be:

Client, pursuant to the Coinsurance Agreement, has not retained any of the Policy Obligations as set forth in the Coinsurance Agreement.

Administrator's responsibility shall be:

Administrator, pursuant to the Coinsurance Agreement, is solely responsible for the assets covering the Policy Obligations as set forth in the Coinsurance Agreement, and Administrator shall be solely responsible for the investments relating to such assets.

ACCOUNTING, TAXES, REPORTING AND REGULATORY COMPLIANCE

Client's responsibility shall be:

During the Transition Period, to provide sufficient policy data and information to Administrator to enable Administrator to record all accounting entries on Administrator's books to properly account for all transactions implemented by Client in respect to the subject Policies. Following the Transition Period, to inform Administrator of the Officer to whom Administrator is to report and to inform Administrator of any specific format required to interface with Client in respect to accounting procedures, taxes and tax reporting, financial reporting and regulatory compliance. Client shall be solely responsible for its accounting functions, taxes and tax reporting, financial reporting and regulatory compliance.

Administrator's responsibility shall be:

During the Transition Period, to inform Client of the Officer to whom Client is to report and to inform Client of any specific format required to interface with Administrator in respect to accounting procedures, taxes and tax reporting, financial reporting and regulatory compliance. Following the Transition Period, to provide sufficient policy data and information to Client to enable Client to record all accounting entries on Client's books to properly account for all transactions implemented by Administrator in respect to the subject Policies.

COMMISSIONS

Client's responsibility shall be:

Subject to the provisions and limitations in the Coinsurance Agreement, to make all commission and other compensation arrangements with its agents. During the Transition Period, to prepare agent commission statements and disburse funds to agents based on the results of the commission statements, not to exceed the "Commission Allowance" as defined in the Coinsurance Agreement.

Administrator's responsibility shall be:

Following the Transition Period, to prepare agent commission statements and disburse funds to agents based on the results of the commission statements, pursuant to Client's guidelines and instructions, not to exceed the "Commission Allowance" as defined in the Coinsurance Agreement.

POLICY DIVIDENDS

Client's responsibility shall be:

It is Administrator's understanding that all of the subject Policies are non-participating and therefore no dividends have been or will be payable. If any dividend obligation exists, it shall be Client's responsibility to determine, declare, and fund all dividends to be paid in respect to the subject Policies and to instruct Administrator accordingly. During the Transition Period, to pay or otherwise credit dividends to the subject Policies, if any.

Administrator's responsibility shall be:

Following the Transition Period, to pay or otherwise credit dividends to the subject Policies, if any, in accordance with Client's instructions. Administrator shall be entitled to rely upon and implement the dividend scales and practices of Client.

                                   EXHIBIT B

                           DATA PROCESSING SERVICES


Client's responsibility shall be:

During and Transition Period, to furnish data, documentation, instructions, and assistance to Administrator in a timely manner as needed by Administrator from Client to enable Administrator to prepare for and to perform the subject administrative services when the Transition Period ends, and following the Transition Period, to provide such follow-up information and assistance that is needed to supplement the foregoing as needed by Administrator.

Administrator's responsibilities shall be:

To provide all data processing services necessary to the normal administration of the subject Policies as called for by this Agreement.

                                   Exhibit C

                                      FEES


During the Transition Period, Client will be entitled to charge monthly for the administrative services it performs under this Agreement according to the following schedule.

Maintenance

     Monthly Fee Per Policy. Per policy charges are based on the number of applicable policies in force at the beginning of each month. Per transaction charges are based on the number of such transactions processed during the month.

Policy Status                         In Force (Beginning of Month)

Industrial Premium Paying .................. $.8333 per policy

Industrial Non-Premium Paying...............  .4166 per policy

Ordinary Premium Paying.....................  2.083 per policy

Ordinary Non-Premium Paying.................  1.042 per policy

Death Claim.................................  25.00 per claim

Surrender...................................  10.00 per surrender




                        [Signatures appear on Page 9.]